FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Seth Zaslow 203-352-1026
	Media:	Matthew Altman 203-352-1177

WWE® Reports Record 2021 Results and 2022 Business Outlook

Fourth Quarter 2021 Highlights

•	Revenue increased 30% to $310.3 million
•	Operating income increased 131% to $83.6 million
•	Adjusted OIBDA[1] increased 90% to $97.2 million
•	Returned capital to shareholders totaling $59.0 million, including share repurchases and dividends paid

Full Year 2021 Highlights

•	Revenue increased 12% to $1.095 billion, the highest in the Company’s history
•	Operating income increased 24% to $259.0 million
•	Adjusted OIBDA[1] increased 14% to a record $327.1 million
•	Launched WWE Network content on Peacock, NBCU’s streaming service in the U.S., providing a larger audience and increasing viewership for WWE’s premium live shows, original series, and vast library
•	Announced a new strategy for premium live events, which focuses on staging these events in stadiums rather than arenas, and utilizes targeted dates to maximize WWE’s live audience potential
•	Completed consumer product deals including partnerships with Blockchain Creative Labs (Fox) to launch an NFT marketplace and with Panini to be the exclusive provider of WWE trading cards
•	Created the Next in Line program to recruit the next generation of WWE Superstars, which was initiated with 16 collegiate athletes, including Olympic gold medalist Gable Steveson
•	Returned capital to shareholders totaling $202.0 million, including share repurchases and dividends paid

2022 Business Outlook2

•

The Company outlines its expectations for 2022, which assume ticketed audiences at the Company’s live events for the full year, and target record revenue and an Adjusted OIBDA range of $360 - $375 million, which would be an all-time record. This range of anticipated performance reflects the continued ramp-up of live events, including large-scale international events, and increased monetization of content, partially offset by increased production, content-related, and other expenses.

•

Management believes WWE is well positioned to capitalize on significant future opportunities. In 2022, key initiatives that could have meaningful implications for long-term growth include the licensing of WWE Network in international markets, monetization of new original series, the licensing of Raw second window rights, further progress with sponsorship sales, and the continued execution of WWE’s stadium strategy for premium live events.

(See 2022 Business Outlook discussion on pages 8-9 for additional information)

STAMFORD, Conn., February 3, 2022 - WWE (NYSE: WWE) today announced financial results for its fourth quarter and year ended December 31, 2021.

“In 2021, we reached a significant milestone of over $1 billion in revenue, for the first time in the Company’s history. We ended the year with strong performance across each of our business lines that reflected the engagement of a wider audience with distribution on new digital platforms, including Peacock, and the return of fans at our live events,” said Vince McMahon, WWE Chairman & CEO. “We expect the execution of key initiatives in the coming year, such as the licensing of network content in international markets, monetization of new original series, and the continued shift to a stadium strategy for WWE’s premium live events, will further expand the reach of our brands and enhance the value of our content.”

Frank Riddick, WWE Chief Financial and Administrative Officer, added “For the year, we achieved record revenue and Adjusted OIBDA, which exceeded the high end of our guidance. Adjusted OIBDA increased 14% reflecting higher revenue and profit from the distribution of network programming on Peacock, the contractual escalation of rights fees for our flagship shows, Raw and SmackDown,  and the return of ticketed audiences to our live events. In 2022, we anticipate Adjusted OIBDA of $360 million to $375 million, reflecting the full year performance of our ticketed live events as well as the increased production and monetization of content.”

Fourth-Quarter Consolidated Results

Revenue increased 30% to  $310.3 million, primarily due to the impact of a large-scale international event as well as higher ticket and venue merchandise sales resulting from the return to ticketed live events, which began in July 2021.

Operating Income increased 131%, or $47.4 million, to  $83.6 million, driven by the impact of the Company’s large-scale international event, and, to a lesser extent, the return to other ticketed live events, which was partially offset by an increase in management incentive compensation costs associated with the Company’s improved operating performance. The Company’s Operating income margin increased to 27% from 15%.

Adjusted OIBDA (which excludes stock compensation) increased 90%, or $46.0 million, to  $97.2 million. The Company’s Adjusted OIBDA margin increased to 31% from 21%.

Net Income was $63.9 million, or $0.76 per diluted share, an increase from $13.6 million, or $0.16 per diluted share, primarily reflecting higher operating performance. The results for the fourth quarter of 2021 also reflected an after-tax gain of $5.2 million from the reduction of leased space as part of an amendment to the Company’s new Stamford headquarters lease.  The results for the fourth quarter of 2020 reflected an after-tax loss of $5.8 million related to certain equity investments and $1.0 million in after-tax severance expense resulting from a reduction in force due to COVID-19. Excluding these items, Adjusted Net Income3 was $58.7 million, or $0.70 per diluted share, as compared to $20.4 million, or $0.24 per diluted share.

Cash flows generated by operating activities were $42.3 million, a decrease from $62.4 million, as higher net income was more than offset by a  decrease in non-cash adjustments, as well as the timing of collections associated with large-scale international events.

Free Cash Flow was $27.5 million, a decrease from $56.2 million, primarily due to the change in operating cash flow and, to a lesser extent, an increase in capital expenditures.4

Return of Capital to Shareholders

The Company returned $59.0 million to shareholders in the fourth quarter of 2021, including $50.0 million in share repurchases and $9.0 million in dividends paid. Under the Company’s existing stock repurchase program, approximately 1.0 million shares were repurchased at an average price of $50.73 per share.

Full Year 2021 Consolidated Results

Revenue increased 12%, or $121.0 million, to nearly $1.1 billion, driven by higher ticket and venue merchandise sales that resulted from the Company’s return to ticketed live events for a portion of the year, including WrestleMania and SummerSlam.  The growth in revenue also reflected the contractual escalation of core content rights fees associated with the distribution of the Company’s flagship programs, Raw and SmackDown,  and an increase in network revenue, which stemmed primarily from the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock in the first quarter.

Operating Income increased 24%, or $50.4 million, to $259.0 million, as the growth in revenue was partially offset by higher television and event-related production expense related to the Company’s weekly, in-ring content, as well as WrestleMania and SummerSlam.  Prior to the resumption of live event touring in July 2021, the Company produced its weekly, televised programs utilizing the higher cost environment of WWE ThunderDome at Tropicana Field and Yuengling Center in Tampa, Florida.  During the prior year, WWE produced a significant portion of weekly, televised content from its lower production cost performance center in Orlando. Operating income was also impacted by higher staff related costs, including severance and management incentive compensation,  the latter resulting from improved operating performance in the current year. The Company’s Operating income margin increased to 24% from 21%.

Adjusted OIBDA (which excludes stock compensation) increased 14%, or $40.9 million, to  $327.1 million.  The increase in Adjusted OIBDA is less than the increase in Operating Income because the latter benefited from lower stock compensation expense in the current year. The Company’s Adjusted OIBDA margin increased to 30% from 29%.

Net Income increased to  $180.4 million, or $2.12 per diluted share, from $131.8 million, or $1.56 per diluted share, primarily due to stronger operating performance. The results for 2021 also reflected $6.3 million in after-tax severance expense associated with the combination of WWE’s television, digital and studios teams into one organization, partially offset by an after-tax gain of $5.2 million from the reduction of leased space as part of an amendment to the Company’s new Stamford headquarters lease. The results for 2020 reflected $5.4 million in after-tax severance expense and an after-tax net loss of $4.4 million related to certain investment securities.  Excluding these items, Adjusted Net Income3 was $181.5 million, or $2.14 per diluted share, as compared to $141.6 million, or $1.68 per diluted share.

Cash flows generated by operating activities were $178.6 million, a decrease from $319.9 million, as higher net income was more than offset by a decrease in non-cash adjustments, as well as the timing of collections associated with the Company’s large-scale international events and WWE Network revenues.

Free Cash Flow was $139.4 million, a decrease from $292.3 million, primarily driven by the decrease in operating cash flow and, to a lesser extent, an increase in capital expenditures.4

Cash, cash equivalents and short-term investments were $416 million as of December 31, 2021.  The Company currently estimates debt capacity under its revolving line of credit of $200 million.

Return of Capital to Shareholders

The Company returned $202.0 million to shareholders in 2021, including $165.6 million in share repurchases and $36.4 million in dividends paid.  Under the Company’s existing stock repurchase program, 4.6 million shares have been repurchased to-date at an average price of $53.57 per share, resulting in approximately $251 million remaining available for repurchase pursuant to the Company’s $500 million authorization. WWE intends to continue opportunistic repurchases under the program.

Basis of Presentation

For the fourth quarter of 2021, the Company’s consolidated pre-tax results included the impact of a $6.7 million gain from the reduction of leased space as part of an amendment to its new Stamford headquarters lease. For the twelve-month period ended December 31, 2021, the Company’s consolidated pre-tax results included $8.1 million in severance expense associated with the combination of WWE’s television, digital and studios teams into one organization. A reconciliation of Net Income to Adjusted Net Income for the three and twelve-month periods ended December 31, 2021 and 2020 can be found in the supplemental schedule on page 16 of this release.

The schedule below reflects WWE’s performance by operating segment (in million):1

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net Revenue:
Media	$257.6	$210.5	$936.2	$868.2
Live Events	20.1	0.7	57.8	19.9
Consumer Products	32.6	27.0	101.2	86.1
Total Net Revenue	$310.3	$238.2	$1,095.2	$974.2

Operating Income (Loss):
Media	$106.3	$67.1	$363.4	$332.5
Live Events	1.4	(7.0)	6.9	(19.1)
Consumer Products	12.5	8.9	33.8	24.8
Corporate	(36.6)	(32.8)	(145.1)	(129.6)
Total Operating Income	$83.6	$36.2	$259.0	$208.6

Adjusted OIBDA:
Media	$112.1	$73.0	$390.5	$367.8
Live Events	1.6	(6.7)	7.7	(17.6)
Consumer Products	12.9	9.1	35.5	26.6
Corporate	(29.4)	(24.2)	(106.6)	(90.6)
Total Adjusted OIBDA	$97.2	$51.2	$327.1	$286.2

Results by Operating Segment

Media

Fourth-Quarter 2021

Revenue increased 22%, or $47.1 million, to  $257.6 million, primarily due to the impact of a large-scale international event and, to a lesser extent, the contractual escalation of domestic core content rights fees for the Company’s flagship programs, Raw and SmackDown.  These factors were partially offset by a decrease in network revenue, driven by the timing of revenue recognized with the delivery of WWE Network content to Peacock in the current year quarter as compared to subscription revenue in the prior year quarter.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Media Revenue:
Network (including pay-per-view) (a)	$31.4	$45.0	$215.4	$185.7
Core content rights fees (b)	153.0	139.8	575.8	538.3
Advertising and sponsorship (c)	21.1	16.5	71.5	65.3
Other (d)	52.1	9.2	73.5	78.9
Total Revenue	$257.6	$210.5	$936.2	$868.2
(a)

Network revenue consists primarily of license fees associated with the distribution of WWE Network content on the Peacock service in the U.S. (effective March 18, 2021), as well as subscription fees from customers of WWE Network and license fees associated with the Company’s international licensed partner agreements.  Network revenue for the twelve-month period ended December 31, 2021, includes the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock in the first quarter.
(b)

Core content rights fees consist primarily of licensing revenue from the distribution of the Company’s flagship programs, Raw and SmackDown, as well as its NXT programming, through global broadcast, pay television and digital platforms.

(c)

Advertising and sponsorship revenue within the Media segment consists primarily of advertising revenue from the Company’s content on third-party social media platforms and sponsorship fees from sponsors who promote products utilizing the Company’s media platforms, including promotion on the Company’s digital websites and on-air promotional media spots.

(d)

Other revenue within the Media segment reflects revenue from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

Operating income increased 58%, or $39.2 million, to $106.3 million, driven by the impact of the Company’s large-scale international event, and, to a lesser extent, the contractual escalation of rights fees from the distribution of Raw and SmackDown. These growth drivers were partially offset by a decrease in Network revenue and an increase in management incentive compensation costs associated with the Company’s improved operating performance.

Adjusted OIBDA increased 54%, or $39.1 million, to $112.1 million.

Full Year 2021

Revenue increased 8%, or $68.0 million, to $936.2 million, reflecting the growth of domestic core content rights fees for the Company’s flagship programs Raw and SmackDown,  as well as an increase in network revenue, which benefited from the upfront revenue recognition related to the delivery of certain WWE Network intellectual property rights to Peacock in the first quarter.

Operating income increased 9%, or $30.9 million, to $363.4 million, primarily due to the increase in revenue (as described above) and, to a lesser extent, lower network related expenses driven by the transition of WWE Network to NBCU’s Peacock service. These sources of growth were partially offset by an increase in television production expense associated with the return to live event touring and the production of content from WWE ThunderDome as compared to the prior year which benefited from production in the Company’s lower cost performance center in Orlando for a significant portion of the year. Operating income was also impacted by higher management incentive compensation resulting from improved operating performance in the current year.

Adjusted OIBDA increased 6%, or $22.7 million, to $390.5 million.

Live Events

Fourth-Quarter 2021

Revenue was $20.1 million, an increase of $19.4 million, driven by an increase in ticket sales as the Company returned to staging ticketed live events. There were 57 total ticketed live events in the current quarter, consisting of 48 events in North America and 9 events in international markets. Average attendance at the Company’s North America events was nearly 5,200.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Live Events Revenue:
North American ticket sales	$15.8	$—	$46.3	$15.2
International ticket sales	2.2	—	4.6	0.2
Advertising and sponsorship (e)	0.2	—	0.9	0.4
Other (f)	1.9	0.7	6.0	4.1
Total Revenue	$20.1	$0.7	$57.8	$19.9
(e)

Advertising and sponsorship revenue consists primarily of fees from advertisers and sponsors that promote products utilizing the Company’s live events (i.e., presenting sponsor of fan engagement events and advertising signage at events).

(f)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, commissions earned through secondary ticketing, and revenue from events for which the Company receives a fixed fee

Operating income increased to $1.4 million as compared to an operating loss of $7.0 million,  as the increase in ticket sales (as described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA increased to  $1.6 million as compared to a loss of $6.7 million.

Full Year 2021

Revenue increased to  $57.8 million as compared to $19.9 million, with growth driven by an increase in ticket sales as the Company returned to staging ticketed live events, including WrestleMania and SummerSlam. There were 101 total ticketed live events in 2021, consisting of 88 events in North America and 13 events in international markets, as compared to 42 events in the prior year (held entirely in the first quarter). With the return to live event touring, average attendance increased 5% to approximately 6,600 and average ticket prices increased by 43% to approximately $76.

Operating income was  $6.9 million as compared to a loss of $19.1 million, as the increase in ticket sales (as described above) was partially offset by an increase in event-related expenses.

Adjusted OIBDA was  $7.7 million as compared to a loss of $17.6 million.

Consumer Products

Fourth-Quarter 2021

Revenue increased 21%, or $5.6 million, to $32.6 million with growth attributable to the Company’s franchise video game and higher sales of merchandise at the Company’s live event venues driven by the return to ticketed live events. These factors were partially offset by a decrease in eCommerce merchandise sales due, in part, to a tough comparison to elevated Covid-related sales in the prior year quarter.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Consumer Products Revenue:
Consumer product licensing	$18.1	$13.5	$52.0	$41.7
eCommerce	11.0	13.5	39.1	41.2
Venue merchandise	3.5	—	10.1	3.2

Total Revenue	$32.6	$27.0	$101.2	$86.1

Operating income increased 40%, or $3.6 million, to $12.5 million reflecting the increase in revenue (as described above).

Adjusted OIBDA increased 42%, or $3.8 million, to $12.9 million.

Full Year 2021

Revenue grew 18%, or $15.1 million, to $101.2 million, with growth attributable to the Company’s licensed video games and toys,  and, to a lesser extent, higher sales of merchandise at the Company’s live event venues driven by the return to ticketed live events, including WrestleMania and SummerSlam.

Operating income increased 36%, or $9.0 million, to $33.8 million, reflecting the growth in revenue (as described above).

Adjusted OIBDA increased 33%, or $8.9 million, to $35.5 million.

2022 Business Outlook2

In 2022, the Company targets another year of record revenue, with growth driven by the full year impact of ticketed live events (WWE initiated the return of ticketed audiences in July 2021), staging of additional large-scale international events, escalation of rights fees for the Company’s flagship programs, and monetization of new, original series.

Additionally, the Company anticipates a significant increase in its expense base associated with a higher level of activity in the coming year. As these expenses support the full year return of live event touring, expanded global production, and development of new content, they contribute to higher revenue and profit in the near-term, and strengthen WWE fan engagement, benefiting the value of WWE content and the Company’s long-term growth potential.  Accordingly, management has targeted an Adjusted OIBDA range of $360 million - $375 million, an all-time record (up 10% - 15% from 2021 Adjusted OIBDA of $327.1 million), as revenue growth is partially offset by the increase in production, content-related and other expenses.

In 2022, key initiatives that have meaningful implications for WWE’s long-term growth include the licensing of WWE Network in international markets, monetization of new original series, the licensing of Raw second window rights, further progress with sponsorship sales, and the continued execution of WWE’s stadium strategy for premium live events.

Providing perspective on WWE’s targeted revenue and Adjusted OIBDA growth, Mr. Riddick commented, “We continue to believe that WWE has significant long-term growth opportunities and is well positioned, particularly given our substantial cash and liquidity, to deliver on its strategic initiatives. In 2022, we will continue to evaluate our financial performance, balancing Adjusted OIBDA growth with increased expenses that could enable us to deliver a wider range of content, strengthen our engagement with a broadening audience, and drive long-term shareholder value.”

The Company previously discussed projected capital expenditures to support its workplace strategy. For 2021, the Company had total capital expenditures of $39 million, which included approximately $17 million to build out its new headquarter facility, with the remainder focused on strengthening its production and enterprise technology infrastructure. For 2022, the Company estimates total capital expenditures of $280 million - $310 million, including construction spending of approximately $235 million - $255 million. The Company estimates that total capital expenditures related to the new headquarters facility through 2023 will be approximately $270 million - $300 million. The Company expects the total project spend will be partially offset by tenant improvement allowances, tax credits and proceeds from the sale of other real estate assets. The total net cost of the Company’s new headquarters through completion, i.e., net of these items, is estimated within a range of $160 million - $180 million. The Company expects total capital expenditures will return to approximately 4% - 5%  of revenue once construction of the Company’s new headquarters has been completed. These expenditures would be at the low end of the historic range of approximately 4% to 7% of revenue and are predominantly to maintain and enhance existing infrastructure.

First Quarter 2022 Business Outlook2

The Company estimates first quarter 2022 Adjusted OIBDA of $90 million - $100 million, which represents an increase of approximately 7% - 19% from the prior year quarter. The estimate reflects substantial revenue growth from the staging of a large-scale international event (which did not occur in the prior year quarter) and the impact of WWE’s return to live event touring (which was initiated in July 2021). The Company also anticipates that the first quarter growth will be partially offset by the absence of the one-time revenue recognition associated with Peacock as well as an increase in operating expenses including higher production and related costs, and other activity-based expenses.

WWE is unable to provide a reconciliation of full year or first quarter guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on page 10. A reconciliation of three and twelve-month periods ended December 31, 2021 and 2020 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 17.

(2)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of COVID-19 on WWE’s business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; WWE Network;  uncertainties associated with international markets and risks inherent in large live events, and other risk factors disclosed in our annual report on Form 10-K for the year ended December 31, 2021.  In addition, WWE is unable to provide a reconciliation of first quarter or full year 2022 guidance to GAAP measures as, at this time, WWE cannot accurately determine all of the adjustments that would be required. See Supplemental Information in this release on page 18.

(3)	A reconciliation of three and twelve-month periods ended December 31, 2021 and 2020 Net Income to Adjusted Net Income can be found in the Supplemental Information in this release on page 16.

(4)

A reconciliation of three and twelve-month periods ended December 31, 2021 and 2020 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 19.

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to supporting the operations of our segments, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different from similarly titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, share repurchases and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.  Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on February 3, 2022, to discuss the Company's earnings results for the fourth quarter and full year ended 2021. All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 8269242).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 3, 2022, at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family-friendly entertainment on its television programming, premium live events, digital media, and publishing platforms. WWE’s TV-PG programming can be seen in more than 1 billion homes worldwide in 30 languages through world-class distribution partners including NBCUniversal, FOX Sports, BT Sport, Sony India and Rogers. The award-winning WWE Network includes all premium live events, scheduled programming and a massive video-on-demand library and is currently available in more than 180 countries. In the United States, NBCUniversal’s streaming service, Peacock, is the exclusive home to WWE Network.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving and highly competitive media landscape; WWE Network;  the computer systems, content delivery and online operations of WWE and our business partners; privacy norms and regulations; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events; large public events as well as travel to and from such events; our expansion into new or complementary businesses and/or strategic investments; our accounts receivable;

our new leased corporate headquarters and media production facilities; potential substantial liabilities if litigation is resolved unfavorably; a change in tax laws in key jurisdictions could materially increase our tax expense; our feature film business; a possible decline in general economic conditions and disruption in financial markets, including any resulting from COVID-19; our indebtedness including our convertible notes; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; our share repurchase program; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net revenues	$310.3	$238.2	$1,095.2	$974.2
Operating expenses	171.0	148.7	608.2	549.5
Marketing and selling expenses	16.6	16.6	69.3	71.3
General and administrative expenses	30.0	26.3	117.8	102.2
Depreciation and amortization	9.1	10.4	40.9	42.6
Operating income	83.6	36.2	259.0	208.6
Interest expense	8.1	9.1	33.6	35.6
Other income (expense), net	6.8	(7.0)	7.5	(1.9)
Income before income taxes	82.3	20.1	232.9	171.1
Provision for income taxes	18.4	6.5	52.5	39.3
Net income	$63.9	$13.6	$180.4	$131.8

Earnings per share:
Basic	$0.82	$0.17	$2.36	$1.70
Diluted	$0.76	$0.16	$2.12	$1.56

Weighted average common shares outstanding:
Basic	77.8	77.8	76.3	77.6
Diluted	83.7	83.7	84.9	84.2
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$134.8	$462.1
Short-term investments, net	281.0	131.3
Accounts receivable, net	171.2	52.0
Inventory	8.0	8.4
Prepaid expenses and other current assets	32.2	73.1
Total current assets	627.2	726.9
Property and equipment, net	172.7	161.5
Finance lease right-of-use assets, net	313.4	310.8
Operating lease right-of-use assets, net	9.0	13.5
Content production assets, net	13.8	15.4
Investment securities	11.6	11.1
Deferred income tax assets, net	13.1	10.1
Other assets, net	43.3	48.0
Total assets	$1,204.1	$1,297.3
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$0.4	$100.4
Finance lease liabilities	12.2	9.6
Operating lease liabilities	4.8	4.0
Convertible debt	201.1	194.7
Accounts payable and accrued expenses	120.5	124.7
Deferred income	74.6	62.9
Total current liabilities	413.6	496.3
Long-term debt	21.3	21.7
Finance lease liabilities	374.7	379.9
Operating lease liabilities	5.1	9.7
Other non-current liabilities	8.1	0.9
Total liabilities	822.8	908.5
Commitments and contingencies
Stockholders' equity:
Class A common stock	0.4	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	409.9	424.7
Accumulated other comprehensive income	2.4	3.0
Accumulated deficit	(31.7)	(39.7)
Total stockholders’ equity	381.3	388.8
Total liabilities and stockholders' equity	$1,204.1	$1,297.3

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2021	2020
OPERATING ACTIVITIES:
Net income	$180.4	$131.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and impairments of content production assets	19.7	26.3
Depreciation and amortization	48.8	48.5
Other amortization	18.8	18.0
Loss on equity investments, net	0.8	5.7
Stock-based compensation	19.1	28.0
Benefit from deferred income taxes	(3.0)	(3.0)
Other non-cash adjustments	(6.3)	22.4
Cash provided by (used in) changes in operating assets and liabilities:
Accounts receivable	(120.6)	70.0
Inventory	1.2	(1.3)
Prepaid expenses and other assets	3.0	(12.1)
Content production assets	(17.7)	(25.6)
Accounts payable, accrued expenses and other liabilities	22.7	5.1
Deferred income	11.7	6.1
Net cash provided by operating activities	178.6	319.9
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(39.2)	(27.6)
Purchases of short-term investments	(374.5)	(153.9)
Proceeds from sales and maturities of short-term investments	222.1	182.3
Purchase of equity investments	(1.5)	(0.6)
Proceeds from sale of investment securities	—	11.7
Other	4.3	—
Net cash (used in) provided by investing activities	(188.8)	11.9
FINANCING ACTIVITIES:
Repayment of debt	(100.4)	(103.6)
Repayment of finance leases	(12.0)	(10.8)
Dividends paid	(36.4)	(37.2)
Proceeds from borrowings under the credit facility	—	200.0
Taxes paid related to net settlement upon vesting of equity awards	(5.6)	(11.1)
Proceeds from issuance of stock	2.9	2.6
Repurchase and retirement of common stock	(165.6)	—
Net cash (used in) provided by financing activities	(317.1)	39.9
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(327.3)	371.7
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	462.1	90.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$134.8	$462.1
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$55.5	$45.6
Cash paid for interest	$9.9	$12.3
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$22.2	$4.4

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2021			2020
	As Reported	Gain on Partial Lease Termination (1)	Adjusted	As Reported	Loss on Investments (2)	Other Adjustments (3)	Adjusted
Operating income	$83.6	$—	$83.6	$36.2	$—	$1.5	$37.7
Interest expense	8.1	—	8.1	9.1	—	—	9.1
Other income (expense), net	6.8	(6.7)	0.1	(7.0)	8.6	—	1.6
Income before taxes	82.3	(6.7)	75.6	20.1	8.6	1.5	30.2
Provision for income taxes	18.4	(1.5)	16.9	6.5	2.8	0.5	9.8
Net income	$63.9	$(5.2)	$58.7	$13.6	$5.8	$1.0	$20.4
Earnings per share - diluted	$0.76	$(0.06)	$0.70	$0.16	$0.07	$0.01	$0.24

	Year Ended December 31,
	2021				2020
	As Reported	Gain on Partial Lease Termination (1)	Other Adjustments (3)	Adjusted	As Reported	Loss on Investments (2)	Other Adjustments (3)	Adjusted
Operating income	$259.0	$—	$8.1	$267.1	$208.6	$—	$7.0	$215.6
Interest expense	33.6	—	—	33.6	35.6	—	—	35.6
Other income (expense), net	7.5	(6.7)	—	0.8	(1.9)	5.7	—	3.8
Income before taxes	232.9	(6.7)	8.1	234.3	171.1	5.7	7.0	183.8
Provision for income taxes	52.5	(1.5)	1.8	52.8	39.3	1.3	1.6	42.2
Net income	$180.4	$(5.2)	$6.3	$181.5	$131.8	$4.4	$5.4	$141.6
Earnings per share - diluted	$2.12	$(0.05)	$0.07	$2.14	$1.57	$0.05	$0.06	$1.68

(1)

During the three and twelve months ended December 31, 2021, the Company recognized a gain of $6.7 million on the reduction of approximately 33,000 rentable square feet as part of an amendment to its new Stamford headquarters lease.

(2)

During the three months ended December 31, 2020, the Company recognized $8.6 million of losses, primarily related to $4.4 million of impairment charges coupled with $4.2 million in fair market value adjustments of marketable securities prior to their sale. During the twelve months ended December 31, 2020, the Company recognized a net loss of $5.7 million related to certain equity investments, which included $15.9 million of impairment charges partially offset by $10.2 million in fair market value adjustments of marketable securities prior to their sale. The Company did not recognize any such material net gains or losses, or impairment charges related to its equity investments during the three and twelve months ended December 31, 2021.

(3)

During the twelve months ended December 31, 2021, the Company recorded severance expense of $8.1 million primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. During the three and twelve months ended December 31, 2020, the Company recorded severance expense of $1.5 million and $7.0 million, respectively, resulting from a reduction in force due to COVID-19.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$106.3	$2.4	$3.4	$—	$112.1
Live Events	1.4	—	0.2	—	1.6
Consumer Products	12.5	0.1	0.3	—	12.9
Corporate	(36.6)	6.6	0.6	—	(29.4)
Total	$83.6	$9.1	$4.5	$—	$97.2

	Three Months Ended December 31, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$67.1	$3.7	$2.2	$—	$73.0
Live Events	(7.0)	—	0.3	—	(6.7)
Consumer Products	8.9	—	0.2	—	9.1
Corporate	(32.8)	6.7	0.4	1.5	(24.2)
Total	$36.2	$10.4	$3.1	$1.5	$51.2

	Year Ended December 31, 2021
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$363.4	$13.4	$13.7	$—	$390.5
Live Events	6.9	—	0.8	—	7.7
Consumer Products	33.8	0.2	1.5	—	35.5
Corporate	(145.1)	27.3	3.1	8.1	(106.6)
Total	$259.0	$40.9	$19.1	$8.1	$327.1

	Year Ended December 31, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments (1)	Adjusted OIBDA
Media	$332.5	$15.1	$20.2	$—	$367.8
Live Events	(19.1)	—	1.5	—	(17.6)
Consumer Products	24.8	—	1.8	—	26.6
Corporate	(129.6)	27.5	4.5	7.0	(90.6)
Total	$208.6	$42.6	$28.0	$7.0	$286.2

(1)

During the twelve months ended December 31, 2021, the Company recorded severance expense of $8.1 million primarily related to the combination of WWE’s television, digital and studios teams into one organization for a more unified content strategy and more streamlined content production. During the three and twelve months ended December 31, 2020, the Company recorded severance expense of $1.5 million and $7.0 million, respectively, resulting from a reduction in force due to COVID-19. The Company’s policy is to include company-wide severance expense within corporate unallocated general and administrative expenses.

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Adjusted OIBDA to Operating Income

	Q4 2021	FY 2021	Q1 2022	FY 2022
Adjusted OIBDA	$97.2	$327.1	$90 - $100	$360 - $375
Depreciation & amortization (1)	(9.1)	(40.9)	—	—
Stock-based compensation (1)	(4.5)	(19.1)	—	—
Other operating income items (1)	—	(8.1)	—	—
Operating income (U.S. GAAP Basis)	$83.6	$259.0	Not estimable	Not estimable

(1)

Because of the nature of these items, WWE is unable to estimate the amounts of any adjustments for these items for periods after December 31, 2021 due to its inability to forecast if or when such items will occur. These items are inherently unpredictable and may not be reliably quantified.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$42.3	$62.4	$178.6	$319.9
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(14.8)	(6.2)	(39.2)	(27.6)
Free Cash Flow	$27.5	$56.2	$139.4	$292.3